Term sheet No. 24 To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 Dated February 2, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Index+ Notes Linked to the S&P 500® Index due March 2, 2009

General

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The notes are designed for investors who seek exposure to the appreciation of the S&P 500® Index over the term of the notes. Investors should be willing to forgo interest payments during the term of the notes and to lose up to 95.00% of their principal if the S&P 500® Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about March 2*, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about February 23*, 2007 and are expected to settle on or about February 28*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Index:	The S&P 500® Index (the “Index”).

Payment at Maturity:	Unless we exercise our Call Right, at maturity you will receive a cash payment, for each $1,000 note principal amount, equal to $1,000 + [$1,000 x (Index Return + Out-Performance Amount)].

If the Index Ending Level declines from the Index Starting Level, you could lose up to $950 per $1,000 note principal amount.

Index Return:	Index Ending Level – Index Starting Level

Index Starting Level

Index Starting Level:	The Index closing level on the Trade Date.

Index Ending Level:	The Index closing level on the Final Valuation Date.

Out-Performance Amount:	5.00%, which, unless we exercise our Call Right, results in a minimum payment at maturity of $50 per $1,000 note principal amount.

Call Right; Redemption Price:

We may, in our sole discretion, redeem your notes in whole, but not in part, at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date for an amount in cash, per $1,000 note principal amount, equal to $1,175 (which equates to a 17.50% return). If we call the notes, we will give you notice not less than five (5) business days prior to the Call Date (the “Call Notice Date”) as described below under “Description of the Notes – Our Call Right.”

Trade Date:	February 23*, 2007

Final Valuation Date:	February 23*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of the Notes – Payment at Maturity” in this term sheet.

Maturity Date:	March 2*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of the Notes – Payment at Maturity” in this term sheet.

CUSIP:	2515A0 AQ 6

ISIN:	US2515A0AQ67

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

Investing in the notes involves a number of risks. See “ Risk Factors” beginning on page TS-7 in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)

In no event will the discounts and commissions received by Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas exceed $20.00 per $1,000 note principal amount. For more detailed information about discounts and commissions, please see “Underwriting” beginning on page TS-27 of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

SUMMARY

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page TS-7 in this term sheet, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this term sheet relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this term sheet and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this term sheet and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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The notes described in this term sheet are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This term sheet and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this term sheet nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this term sheet and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

•	You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this term sheet and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 note principal amount for a hypothetical range of performance for the Index from -100% to +100% and assumes an Index Starting Level of 1445.94 (the actual Index Starting Level will be determined on the Trade Date) and that we do not exercise our right to redeem the notes, which we may do in our sole discretion at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date. We will likely exercise our right to redeem the notes if the level of the Index increases such that the anticipated payment at maturity would exceed a 17.50% return on the notes. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Index Ending Level	Index Return (%)	Out-Performance Amount	Payment at Maturity ($)	Return on Note (%)
2891.88	100.00%	5.00%	$2,050.00	105.00%
2747.29	90.00%	5.00%	$1,950.00	95.00%
2602.69	80.00%	5.00%	$1,850.00	85.00%
2458.10	70.00%	5.00%	$1,750.00	75.00%
2313.50	60.00%	5.00%	$1,650.00	65.00%
2168.91	50.00%	5.00%	$1,550.00	55.00%
2024.32	40.00%	5.00%	$1,450.00	45.00%
1879.72	30.00%	5.00%	$1,350.00	35.00%
1735.13	20.00%	5.00%	$1,250.00	25.00%
1626.68	12.50%	5.00%	$1,175.00	17.50%
1590.53	10.00%	5.00%	$1,150.00	15.00%
1445.94	0.00%	5.00%	$1,050.00	5.00%
1301.35	-10.00%	5.00%	$950.00	-5.00%
1156.75	-20.00%	5.00%	$850.00	-15.00%
1012.16	-30.00%	5.00%	$750.00	-25.00%
867.56	-40.00%	5.00%	$650.00	-35.00%
722.97	-50.00%	5.00%	$550.00	-45.00%
578.38	-60.00%	5.00%	$450.00	-55.00%
433.78	-70.00%	5.00%	$350.00	-65.00%
289.19	-80.00%	5.00%	$250.00	-75.00%
144.59	-90.00%	5.00%	$150.00	-85.00%
0.00	-100.00%	5.00%	$50.00	-95.00%

If we exercise our right to redeem your notes, which we may do in our sole discretion at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date, you will receive an amount in cash, per $1,000 note principal amount, equal to $1,175.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming that we do not exercise our right to redeem the notes, which we may do in our sole discretion at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date. We will likely exercise our right to redeem the notes if the level of the Index increases such that the anticipated payment at maturity would exceed a 17.50% return on the notes.

Example 1: The level of the Index increases from the Index Starting Level of 1445.94 to the Index Ending Level of 1590.53. Because level of the Index increases from the Index Starting Level of 1445.94 to the Index Ending Level of 1590.53, the investor receives a payment at maturity of $1,150 per $1,000 note principal amount calculated as follows:

Payment at maturity per $1,000 note principal amount = $1,000 + [$1,000 x (10.00% + 5.00%)] = $1,150.00

Example 2: The level of the Index declines from the Index Starting Level of 1445.94 to the Index Ending Level of 1156.75. Because level of the Index declines from the Index Starting Level of 1445.94 to the Index Ending Level of 1156.75, the investor receives a payment at maturity of $850 per $1,000 note principal amount calculated as follows:

Payment at maturity per $1,000 note principal amount = $1,000 + [$1,000 x (-20.00% + 5.00%)] = $850.00

Example 3: The level of the Index declines from the Index Starting Level of 1445.94 to the Index Ending Level of 0. Because level of the Index declines from the Index Starting Level of 1445.94 to the Index Ending Level of 0, the investor will receive a payment at maturity of $50.00 per $1,000 note principal amount calculated as follows:

Payment at maturity per $1,000 note principal amount = $1,000 + [$1,000 x (-100.00% + 5.00%)] = $50.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL IF THE NOTES ARE NOT CALLED — The notes are not subject to a predetermined maximum gain and, accordingly, so long as we do not exercise our right to redeem the notes prior to maturity, any return at maturity will be determined by the appreciation of the Index. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. In addition, we will likely exercise our right to redeem the notes at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date, if the level of the Index increases such that the anticipated payment at maturity would exceed a 17.50% return on the notes.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of your notes is protected against a decline in the Index Ending Level, as compared to the Index Starting Level, of up to 5.00%. If the Index Ending Level declines by more than 5.00%, for every 1.00% decline beyond 5.00%, you will lose an amount equal to 1.00% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $50 for each $1,000 note principal amount.

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INDEX RETURN ENHANCED BY THE OUT-PERFORMANCE AMOUNT — The notes provide the opportunity to enhance equity returns by increasing the Index Return (which may be positive or negative) by the Out-Performance Amount of 5.00%. For example, an Index Return of 10.00%, enhanced by the Out-Performance Amount of 5.00%, will result in a 15.00% return on the notes at maturity, whereas an Index Return of -20.00%, enhanced by the Out-Performance Amount of 5.00%, will result in a 15.00% loss of principal at maturity.

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POTENTIAL FOR EARLY EXIT WITH APPRECIATION AS A RESULT OF THE CALL FEATURE — While the original term of the notes is just over two years, the notes may be called at our option before maturity at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date. If we elect to redeem the notes, you will be entitled to receive $1,175 for each $1,000 note principal amount.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The return on the notes, if any, is linked to the S&P 500® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index is currently based on the relative aggregate market value of the common stocks of 500 companies (the “component stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For purposes of the Index, historically, the market value of any component stock was calculated as the product of the market price per share and the number of outstanding shares of such component stock. On March 21, 2005, Standard & Poor’s (“S&P”) began to calculate the market value of the component stocks on a float-adjusted basis. S&P completed the transition to a fully float-adjusted basis on September 16, 2005. The float-adjusted calculation excludes certain stocks that do not publicly trade, such as significant blocks of stock held by affiliates of the issuer or by governments. The component stocks are not stocks of the 500 largest companies listed on the NYSE, nor are all component stocks listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve this objective. For additional information about the Index, see the information set forth under “The S&P 500® Index” in this term sheet.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in this term sheet entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the assumptions and limitations described therein, although the tax consequences of an investment in the notes are uncertain, the notes should be treated as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than one year prior to sale, call or maturity. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this term sheet. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

In addition, under current law the United Kingdom will not impose withholding tax on payments made with respect to the notes. Please see the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders” for a discussion of certain German tax considerations relating to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of this term sheet beginning on page TS-7.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS OF UP TO 95.00% OF YOUR NOTE PRINCIPAL AMOUNT — The notes do not guarantee any return of principal in excess of $50 per $1,000 note principal amount. The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Index Ending Level, as compared to the Index Starting Level, except as enhanced by the Out-Performance Amount of 5.00%. Accordingly, you could lose up to $950 for each $1,000 note principal amount that you invest.

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OUR RIGHT TO CALL THE NOTES PRIOR TO THE MATURITY DATE WILL LIKELY LIMIT YOUR RETURN ON THE NOTES — Your ability to participate in the appreciation of the Index will likely be limited by the exercise of our right to call the notes at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date. If we call the notes, the return on each $1,000 note principal amount will be equal to 17.50%, or $175, and will not be determined by reference to the Index Return even though the Index Return may reflect appreciation in the Index that is significantly greater than 17.50%. In addition, if the notes are called, you will bear the risk of reinvestment, which may be at rates of return less than you would have received had we not called the notes.

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CERTAIN BUILT-IN COSTS WILL LIKELY ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity or upon early redemption described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agents’ commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Indices to which the Notes are linked.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index at any time, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are set out in more detail in the “Risk Factors” section of this term sheet beginning on page TS-7.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes will not pay interest or guarantee any return of principal prior to maturity. Investing in the notes is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement and the prospectus before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment at maturity.

The notes do not pay interest. If we do not exercise our Call Right, you may lose up to 95.00% of your investment at maturity if the Index Ending Level declines from the Index Starting Level. The return on the notes at maturity, if any, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time incurred during the term of the notes.

Market factors may influence whether we exercise our Call Right prior to the Maturity Date.

Your ability to realize market value appreciation of the notes is limited by our right to redeem the notes at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date. It is very likely that we will exercise our Call Right if the level of the Index increases such that the anticipated payment at maturity would exceed a 17.50% return on the notes. If we exercise our Call Right, you will receive a payment in cash of $1,175 per $1,000 note principal amount. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore your return may be less than the return you would have otherwise received if you had invested directly in the Index, the equity securities included in the Index or contracts relating to the Index for which there is an active secondary market. In addition, if we redeem the notes prior to the Maturity Date, you may be unable to reinvest in securities with similar risk and yield as the notes.

Your return on the notes, if any, generally will not reflect dividends on the common stocks of the companies underlying the Index.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Index Ending Level. The Index Ending Level reflects the prices of the common stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks.

The Index Ending Level may be less than the Index closing level on the Maturity Date of the notes or at other times during the term of the notes.

Because the Index Ending Level will be calculated based on the Index closing level on the Final Valuation Date, the Index closing level on the Maturity Date or at other times during the term of the notes, including dates near the Final Valuation Date, could be higher than the Index Ending Level. This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Final Valuation Date or if there is significant volatility in the

Index closing level during the term of the notes (especially on dates near the Final Valuation Date). For example, if the Index closing levels increase or remain relatively constant during the term of the notes and then decrease below the Index Starting Level just prior to the Final Valuation Date, the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Final Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index, the component stocks underlying the Index or contracts relating to the Index for which there is an active secondary market. Even if the level of the Index increases during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the notes declines because the market value of the notes will not be influenced solely by the changes in the level of the Index.

Secondary trading may be limited.

The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the trade date. The potential returns described in this term sheet assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;

•	the time to maturity of the notes;

•	our right to redeem the notes;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	economic, financial, political, regulatory or judicial events that affect the component stocks underlying the Index or stock markets generally and that may affect the Index Ending Level;

•	supply and demand for the notes; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may lose up to $950 per $1,000 note principal amount.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates are likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in this term sheet, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

Standard & Poor’s (“S&P”) may adjust the Index in ways that affect its level, and S&P has no obligation to consider your interests.

S&P, which is the sponsor of the Index, is responsible for calculating and maintaining the Index. S&P can add, delete or substitute the component stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the Index.

We do not control the Index or the component stocks underlying the Index.

We are not affiliated with any of the companies whose stocks are included in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the component stocks underlying the Index or your notes. None of the money you pay us will go to S&P or any of the companies included in the Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will not have voting rights or rights to receive dividends.

As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

Deutsche Bank AG and our affiliates trade the component stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and our affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or its interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the amount payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are included in the Index. Any prospective purchaser of notes should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one or more of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the component stocks underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the component stocks underlying the Index and the level of the Index and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index closing levels, the Index Return and the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Return on the Final Valuation Date and calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Final Valuation Date and the Maturity Date will be postponed, and your return will be adversely affected.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10.00% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

The U.S. tax consequences of an investment in the notes are unclear.

There is no direct legal authority regarding the proper U.S. tax treatment of a note, and we do not plan to request a ruling from the IRS regarding the tax treatment of a note. Consequently, significant aspects of the tax treatment of a note are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein. If the IRS were successful in asserting an alternative characterization or treatment for a note, the timing and character of income on a note might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including alternative characterizations and treatments of a note) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of this term sheet entitled “Certain U.S. Federal Income Tax Consequences.”

Your investment in the notes is not insured by the FDIC.

The notes are not insured by the Federal Deposit Insurance Corporation.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 principal amount of our Index+ Notes Linked to the S&P 500® Index.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the Index. The notes are a series of securities referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes do not pay interest. Unless we exercise our Call Right (as described below), at maturity you will receive a payment in cash the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The principal amount and issue price of each note is $1,000. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payment at Maturity

The “Maturity Date” will be March 2, 2009, unless that day is not a business day, in which case the Maturity Date will be the first following business day. Unless we exercise our Call Right, on the Maturity Date you will receive a cash payment, for each $1,000 note principal amount, calculated as follows:

$1,000 + [$1,000 x (Index Return + Out-Performance Amount)]

If the Index Ending Level declines from the Index Starting Level, you could lose up to $950 per $1,000 note principal amount.

The “Index Return” will be calculated as follows:

Index Return =	Index Ending Level – Index Starting Level
Index Starting Level

The “Index Starting Level” is the Index closing level on February 23, 2007 (the “Trade Date”).

The “Index Ending Level” is the Index closing level on the Final Valuation Date.

The “Out-Performance Amount” is equal to 5.00%.

The “Final Valuation Date” will be February 23, 2009, unless that day is not a business day, in which case the Final Valuation Date will be the first following business day.

If the Final Valuation Date is not a trading day or if there is a market disruption event on such day, the Final Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index Ending Level will not be determined on a date later than the tenth trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index Ending Level on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth trading day of each component stock most recently underlying the Index.

If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than five business days prior to the scheduled Maturity Date, the Maturity Date will be the fifth business day following such Final Valuation Date, as postponed.

The “Index closing level” on any trading day will be equal to the closing level of the Index or any successor index (as defined below under “The S&P 500® Index — Discontinuation of the S&P 500® Index; Alteration of Method of Calculation) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for the Index.

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for the Index.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Our Call Right

We may redeem your notes, in whole but not in part, at any time from (and including) February 29, 2008 to (and including) the Final Valuation Date at our option.

If we choose to exercise our Call Right, we will notify DTC (the holder of the global note) not less than five (5) business days before the Call Date (the “Call Notice”). The day we give the

Call Notice, which will be a business day, will be the “Call Notice Date,” and the day we select for redemption, which we will specify in our Call Notice, will be the “Call Date.” We will not give a Call Notice that results in a Call Date later than the Maturity Date.

On the Call Date we will pay you an amount in cash, for each $1,000 note principal amount, equal to $1,175 (which equates to a 17.50% return).

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index Return and the amount that we will pay you at maturity. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this term sheet without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Index Starting Level, the Index Ending Level, the Index Return or any Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 note principal amount at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount in respect of the notes equal to the amount payable at maturity per $1,000 note principal amount as described above under “— Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

THE S&P 500® INDEX

We have derived all information contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005 the Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10.00% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10.00% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941 – 43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Basket Closing Level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action		Adjustment Factor		Divisor Adjustment Required
Stock split (e.g., 2-for-1)		Shares Outstanding multiplied by 2; Stock Price divided by 2		No

Share Issuance (i.e., change ≥ 5%)		Shares Outstanding plus newly issued Shares		Yes

Share Repurchase (i.e., change ≥ 5%)		Shares Outstanding minus Repurchased Shares		Yes

Special Cash Dividends		Share Price minus Special Dividend		Yes

Company Change		Add new company Market Value minus old company Market Value		Yes

Rights offering		Price of parent company minus		Yes

	(	Price of Rights	)
Right Ratio

Spinoffs		Price of parent company minus		Yes

	(	Price of Spinoff Co.	)
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the notes. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as an “S&P

Successor Index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the S&P Successor Index on the Final Valuation Date or other relevant date.

Upon any selection by the calculation agent of a S&P Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date or dates, and the calculation agent determines, in its sole discretion, that no S&P Successor Index is available at such time, or the calculation agent has previously selected a S&P Successor Index and publication of such S&P Successor Index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P Successor Index, as applicable last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P Successor Index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the S&P 500® Index or an S&P Successor Index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or a S&P Successor Index is modified so that the level of such Index or S&P Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust such S&P 500® Index in order to arrive at a level of the S&P 500® Index or such S&P Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 2002 through February 1, 2007. The Index closing level on February 1, 2007 was 1445.94. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level. We cannot give you assurance that the performance of the Index will result in a return on your initial investment.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes to holders who purchase the notes at the “issue price” and will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a hedging transaction, straddle, conversion or integrated transaction, or a United States holder (as defined below) who has a “functional currency” other than the U.S. dollar.

In addition, we will not attempt to ascertain whether any of the entities in the S&P would be treated as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more of such entities were so treated, certain adverse U.S. federal income tax consequences might apply, to a non-United States holder upon the sale, exchange or retirement of a note. You should refer to information filed with the SEC by such entities and consult your tax adviser regarding the possible consequences to you if any of such entities is or becomes a USRPHC.

Tax Characterization of the Notes

A note should be treated as a cash-settled prepaid financial contract for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to a note, significant aspects of the U.S. federal income tax consequences of an investment in a note are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and no assurance can be given that the IRS or the courts will agree with the characterization or treatment described herein. Accordingly, you are urged to consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note (including the tax consequences that would arise under the alternative characterizations and treatments described below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above characterization is respected.

Tax Consequences to United States Holders

The following discussion applies to “United States holders” of the notes. You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Assuming that the characterization of the notes described above is respected, the following are the U.S. federal income tax consequences of the ownership and disposition of the notes.

Sale, Exchange or Retirement of a Note. Upon a sale or exchange of a note prior to its maturity date, upon the receipt of the cash payment in retirement of a note at maturity or upon an exercise of our Call Right, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your adjusted tax basis in the note so sold, exchanged or retired. Your adjusted tax basis in a note should equal the cost thereof. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your note for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in a Note. Due to the absence of authorities that directly address the proper characterization of a note, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative U.S. federal income tax characterizations or treatments of the notes are possible, which, if applied, could materially affect the timing and character of the income or loss with respect to a note. It is possible, for example, that the notes could be treated as debt instruments issued by us. In that event, the notes would be governed by Treasury Regulations relating to the taxation of contingent payment debt instruments. Under such treatment, even if you are a cash-method taxpayer, in each year that you held a note you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the notes, even though no corresponding cash would be received on the notes. In addition, any gain on the sale, exchange or retirement of the notes (including upon exercise of our Call Right) would generally be treated as ordinary income, and any loss would be treated as an ordinary loss to the extent of your prior accruals of original issue discount, and as a capital loss thereafter. Other characterizations also are possible. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a note.

Tax Consequences to Non-United States Holders

The following discussion applies to you only if you are a “non-United States holder” of a note. You are a “non-United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-United States holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. Such a holder should consult his or her own tax adviser regarding the U.S. federal income tax consequences of the disposition of a note.

Sale, Exchange or Retirement of a Note. Gain from the sale or exchange of a note prior to its maturity date, upon the receipt of the cash payment in retirement of such note at maturity or upon exercise of our Call Right should not be subject to U.S. federal income or withholding tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences under Possible Alternative Characterizations. If the notes were treated as debt instruments, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. federal income or withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable documentation requirement; and (ii) any gain realized on a sale, exchange or retirement of the notes is not effectively connected with your conduct of a trade or business in the United States.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the notes will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a United States holder) or meet certain other conditions. If you are a non-United States holder and you comply with the identification procedures described in the preceding section, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the notes which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of this term sheet, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the component stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially increase the level of the Index as well as the Index Starting Level and, therefore, effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the component stocks underlying the Index or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA, as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of this term sheet. DBSI and DBTCA will receive discounts and commissions that will depend on market conditions on the Trade Date. In no event will the discounts and commissions exceed $20.00 per $1,000 note principal amount. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this term sheet. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in this term sheet, or we may pay other fees, in the amount set forth on the cover page of this term sheet. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to this term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this term sheet, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this term sheet, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this term sheet and the accompanying prospectus supplement or prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.